                                               NEWS RELEASE

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846 N. Mart-Way Court, Olathe, Kansas 66061            Phone: 913-647-0158
                                                       Fax:   913-647-0132

       investorrelations@elecsyscorp.com
FOR IMMEDIATE RELEASE:

Contact:          Todd A. Daniels
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

     ELECSYS CORPORATION APPOINTS NEW PRESIDENT AT RADIX SUBSIDIARY

Olathe,  Kansas (June 23, 2008) - Elecsys  Corporation  (AMEX:  ASY),  announced today the  appointment  of Dave  Wakefield as the new president of the Company's
Radix Corporation subsidiary.  Mr. Wakefield originally joined Radix in November
2007  and  has  been  serving  as  Vice  President  of  International   Business
Development since then.

Prior to joining Radix,  Mr.  Wakefield was a partner for six years at Sustained
Advantage, Inc., a business development consulting firm based in Lenexa, Kansas.
Earlier,  Mr.  Wakefield  spent 24 years in  various  business  development  and operations management roles at i-Factor, BCC and the Southland Corporation.  Mr.
Wakefield holds a bachelor's degree from the University of Kansas.

Karl  B.  Gemperli,  Elecsys'  Chief  Executive  Officer,   commented,   "Dave's
background in both business development and operations  management makes him the ideal candidate to lead Radix into the future.  His broad experience in domestic and international sales, coupled with his proven skills in business development, will help  propel  Radix  into its next  phase of  growth.  The  leadership  and initiative  Dave has  demonstrated  over the past eight  months  have  generated significant new opportunities for expansion.  We continue to be confident in the growth  potential  at Radix and I look  forward to working  with Dave in his new role during this exciting period."

Jim Benson, the former president of Radix, will work closely with Mr. Wakefield during the transition and serve as a technology and market consultant for Radix in the future.

About Elecsys Corporation
Elecsys Corporation operates three wholly owned subsidiaries, DCI, Inc., NTG,
Inc., and Radix Corporation. DCI provides electronic design and manufacturing services for original equipment manufacturers in the aerospace, transportation, communications, safety, security and other industrial product industries. DCI has specialized expertise and capabilities to integrate custom electronic assemblies with a variety of innovative display and interface technologies. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries that require remote monitoring.
Radix develops, designs and markets ultra-rugged handheld computers, peripherals and portable printers. The markets served by its products include utilities, transportation logistics, traffic and parking enforcement, route accounting/deliveries, and inspection and maintenance. For more information, visit www.elecsyscorp.com.

Safe-Harbor  statement:  The  discussions  set forth in this press  release  may contain  forward-looking  comments based on current  expectations that involve a number of risks and  uncertainties.  Actual results could differ materially from those  projected or suggested in the  forward-looking  comments.  The difference could be  caused by a number  of  factors,  including,  but not  limited  to the factors and conditions that are described in Elecsys  Corporation's SEC filings, including  the Form  10-KSB for the year  ended  April 30,  2006.  The reader is cautioned  that  Elecsys  Corporation  does  not have a policy  of  updating  or revising  forward-looking  statements  and thus he or she should not assume that silence by management of Elecsys  Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.